EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-161143, No. 333-155749, No. 333-122026, No. 333-112043, and No. 333-108948) on Form S-3 of RespireRx Pharmaceuticals Inc. (the “Company”), and in the related Prospectuses and in the Registration Statements (No. 333-211441, No. 333-143374, No. 333-134490, No. 333-102042, No. 333-82477, No. 333-20777 and No. 333-208017) on Form S-8 and pertaining to the 2015 Stock Incentive Plans, of our report dated April 16, 2019 relating to our audit of the Company’s consolidated financial statements as of December 31, 2018 and 2017, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Our report dated April 16, 2019 contains an explanatory paragraph that states the Company does not have sufficient working capital to fund its operations and commitments. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California

April 16, 2019